Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-191641) pertaining to the 2013 Equity Incentive Award Plan of Pattern Energy Group Inc. of our reports dated February 21, 2014 and March 14, 2013 relating to the financial statements of South Kent Wind LP and of our reports dated February 21, 2014 and May 31, 2013 relating to the financial statements of Grand Renewable Wind LP which appear in this Form 10-K of Pattern Energy Group Inc.

/s/ PricewaterhouseCoopers LLP

Toronto, Ontario, Canada

February 28, 2014